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                    SFX ENTERTAINMENT, INC. AND SUBSIDIARIES
                                  EXHIBIT 11.1
              STATEMENT REGARDING CALCULATION OF PER SHARE EARNINGS
              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
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                                                            THREE MONTHS ENDED            NINE MONTHS ENDED
                                                            ------------------            -----------------
                                                               SEPTEMBER 30,                SEPTEMBER 30,
                                                               -------------                -------------


                                                             1998         1997            1998         1997
                                                             ----         ----            ----         ----
Average Common Shares Outstanding                        30,420,883    14,626,061     23,262,122      14,382,778
Net effect of dilutive  stock  options - based on the
treasury  stock  method  using  average market price        460,894             -              -               -

Common and Dilutive Shares Outstanding                   30,881,777    14,626,061     23,262,122      14,382,778

                                                                                     $   (30,203)    $     3,652
Net income (loss)                                        $   18,336    $    3,361
                                                        ------------  -------------  -------------  ----------------
Less: Accretion or stock subject to accretion                   825             -          1,925               -
                                                        ------------  -------------  -------------  ----------------

Net income (loss) applicable to common shares            $   17,511    $    3,361    $   (32,128)    $     3,652
                                                        ============  =============  =============  ================
Basic net income (loss) per common share                 $     0.58    $     0.23    $    ( 1.38)    $      0.25
                                                        ============  =============  =============  ================
Dilutive net income (loss) per common share              $     0.57    $     0.23    $     (1.38)    $      0.25
                                                        ============  =============  =============  ================
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